COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                             (Dollars in Thousands)

                                                     Year Ended December 31,
                                    ---------------------------------------------------------
                                      1999        1998        1997        1996        1995
                                    ---------   ---------   ---------   ---------   ---------
Income from continuing operations
  before income taxes               $ 355,344   $ 266,297   $ 224,191   $ 188,288   $ 153,883
Add fixed charges:
  Interest expense                    592,858     478,177     414,650     365,603     337,188
  One-third of rent expense             4,452       3,854       2,789       2,368       2,084
                                    ---------   ---------   ---------   ---------   ---------
Total fixed charges                   597,310     482,031     417,439     367,971     339,272
                                    ---------   ---------   ---------   ---------   ---------
Income as adjusted                  $ 952,654   $ 748,328   $ 641,630   $ 556,259   $ 493,155
                                    ---------   ---------   ---------   ---------   ---------
Ratio of income to fixed charges         1.59        1.55        1.54        1.51        1.45
                                    =========   =========   =========   =========   =========